Exhibit 4.4

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AND PURSUANT TO THE PROVISIONS OF ARTICLE 5 BELOW, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAW OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS EXEMPT FROM REGISTRATION.

WARRANT TO PURCHASE STOCK

Company:  NuPathe, Inc., a Delaware corporation

Number of Shares:  As set forth below

Class of Stock:  Series B Preferred Stock, $0.001 par value per share

Warrant Price:  $0.93, subject to adjustment as set forth herein

Issue Date:      May 13, 2010

Expiration Date:  May 13, 2020

Credit Facility:

This Warrant is issued in connection with that certain Loan and Security Agreement of even date herewith by and among MidCap Funding III, LLC, Silicon Valley Bank and the Company (as amended and in effect from time to time, the “Loan Agreement”).

THIS WARRANT CERTIFIES THAT, for good and valuable consideration, MIDCAP FUNDING III, LLC (together with any successor or permitted assignee or transferee of this Warrant or of any Shares issued upon exercise or conversion hereof, “Holder”) is entitled to purchase the number of fully paid and non-assessable shares (the “Shares”) of the above-stated Class of Stock (the “Class”) of the above-named company (the “Company”) at the above-stated Warrant Price per Share, all as set forth above and as adjusted pursuant to Article 2 of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant.

A.         Number of Shares.     Upon each Term Loan (as defined in the Loan Agreement) made by Holder (or its affiliate) to the Company under the Loan Agreement, this Warrant automatically shall become exercisable for such number of shares of the Class (cumulatively, the “Shares”) as shall equal (a)(i) 0.0475, multiplied by (ii) the original principal amount of such Term Loan made by Holder (or its affiliate), divided by (b) the Warrant Price in effect on and as of the date of such Term Loan, and subject to adjustment thereafter from time to time in accordance with the provisions of this Warrant.

ARTICLE 1. EXERCISE.

1.1       Method of Exercise.  Holder may exercise this Warrant by delivering the original of this Warrant together with a duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the principal office of the Company.  Unless Holder is exercising the conversion right set forth in Article 1.2, Holder shall also deliver to the Company a check, wire transfer (to an account designated by the

Company), or other form of payment acceptable to the Company for the aggregate Warrant Price for the Shares being purchased.

1.2       Conversion Right.  If the fair market value of one Share (as determined pursuant to Article 1.3) is greater than the Warrant Price (at the date of such calculation), then in lieu of exercising this Warrant as specified in Article 1.1, Holder may from time to time convert this Warrant, in whole or in part, into a number of Shares determined by dividing (a) the aggregate fair market value of the Shares or other securities otherwise issuable upon exercise of this Warrant minus the aggregate Warrant Price of such Shares by (b) the fair market value of one Share.  The fair market value of the Shares shall be determined pursuant to Article 1.3.

1.3       Fair Market Value.  If the Company’s common stock is traded in a public market and the Shares are common stock, the fair market value of a Share shall be the closing price of a share of common stock reported for the business day immediately before Holder delivers this Warrant together with its Notice of Exercise to the Company (or in the instance where the Warrant is exercised immediately prior to the effectiveness of the Company’s initial public offering (“IPO”), the initial public offering price as set forth in the final prospectus relating to such offering).  If the Company’s common stock is traded in a public market and the Shares are preferred stock, the fair market value of a Share shall be the closing price of a share of the Company’s common stock reported for the business day immediately before Holder delivers this Warrant together with its Notice of Exercise to the Company (or, in the instance where the Warrant is exercised immediately prior to the effectiveness of the IPO, the initial public offering price as set forth in the final prospectus relating to such offering), in both cases, multiplied by the number of shares of the Company’s common stock into which a Share is convertible.  If the Company’s common stock is not traded in a public market, the Board of Directors of the Company shall determine fair market value in its reasonable good faith judgment.

1.4       Delivery of Certificate and New Warrant.  Promptly after Holder exercises or converts this Warrant and, if applicable, the Company receives payment of the aggregate Warrant Price, the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised or converted and has not expired, a new warrant of like tenor representing the Shares not so acquired.

1.5       Replacement of Warrants.  On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

1.6       Treatment of Warrant Upon Acquisition of Company.

1.6.1    “Acquisition”.  For the purpose of this Warrant, “Acquisition” means any sale or other disposition of all or substantially all of the assets of the Company, or any reorganization, consolidation, merger, or sale of outstanding equity securities of the Company by the holders thereof, where the holders of the Company’s outstanding voting equity securities as of immediately before the transaction beneficially own less than a majority of the outstanding voting equity securities of the surviving or successor entity as of immediately after the transaction.

1.6.2                Treatment of Warrant at Acquisition.

A)         Holder agrees that, in the event of an Acquisition in which the sole consideration is cash and/or Marketable Securities, this Warrant shall terminate on and as of the closing of such Acquisition to the extent not previously exercised.  The Company shall provide Holder with written notice of any proposed Acquisition not later than ten (10) days prior to the closing thereof setting forth the material terms and conditions thereof, and shall provide Holder with copies of the draft transaction agreements and other documents in connection therewith and with such other information respecting such proposed Acquisition as may reasonably be requested by Holder.

B)        Upon the closing of any Acquisition other than as particularly described in subsection (A) above, the surviving or successor entity shall assume this Warrant and the obligations of the Company hereunder, and this Warrant shall, from and after such closing, be exercisable for the same class, number and kind of securities, cash and other property as would have been paid for or in respect of the Shares issuable (as of immediately prior to such closing) upon exercise in full hereof as if such Shares had been issued and outstanding on and as of such closing, at an aggregate Warrant Price equal to the aggregate Warrant Price in effect as of immediately prior to such closing; and subject to further adjustment thereafter from time to time in accordance with the provisions of this Warrant.

C)        As used in this Article 1.6, “Marketable Securities” means securities meeting all of the following requirements: (i) the issuer thereof is then subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is then current in its filing of all required reports and other information under the Act and the Exchange Act; (ii) the class and series of shares or other security of the issuer that would be received by Holder in connection with the Acquisition were Holder to exercise or convert this Warrant on or prior to the closing thereof is then traded on a national securities exchange or over-the-counter market, and (iii) Holder would not be restricted by contract or by applicable federal and state securities laws from  publicly re-selling, within six (6) months and one day following the closing of such Acquisition, all of the issuer’s shares and/or other securities that would be received by Holder in such Acquisition were Holder to exercise or convert this Warrant in full on or prior to the closing of such Acquisition.

1.7       Put Option.

1.7.1    Holder shall have the right, but not the obligation, to require the Company to purchase from Holder (“Put Option”) some or all of this Warrant at any time (i) upon or immediately prior to the occurrence of the closing of an Acquisition, or liquidation, dissolution or winding up of the Company, or (ii) upon, following or immediately prior to the occurrence of (1) any “Event of Default” (as such term is defined in the Loan Agreement), or (2) maturity of the Obligations (as defined in the Loan Agreement) (each of the events described in clauses (i) and (ii) of this Article 1.7.1 a “Trigger Event”).  The purchase price to the Company therefor (“Put Price”) shall be equal to (x)(i) the then-fair market value of a Share (as determined in accordance with Article 1.3 above), less (ii) the then-effective Warrant Price, multiplied by (y) the aggregate number of Shares issuable upon exercise or conversion hereof as to which Holder has exercised the Put Option.

1.7.2    The Put Option may be exercised by written notice given by Holder to the Company: (a) in connection with a Trigger Event described in Article 1.7.1(i) above, within twenty (20) days following Holder’s receipt of written notice of such Trigger Event (but in no event later than three (3) days prior to the closing of such Trigger Event, (b) in connection with a Trigger Event described in Article 1.7.1(ii)(1) above, within thirty (30) days following the declaration by a Lender or Administrative Agent (as each such term is defined in the Loan Agreement) of such Trigger Event, and (c) in connection with a Trigger Event described in Article 1.7.1(ii)(2) above, at any time prior to, or within thirty (30) days after, such Trigger Event.  The closing of the purchase and sale of the Warrant upon exercise by Holder of the Put Option shall be effected: (x) in connection with a Trigger Event described in Article 1.7.1(i) above, within 30 days of the closing thereof, or (y) in connection with a Trigger Event described in Article 1.7.1(ii) above, within 30 days of the determination of fair market value of the Shares.  At the closing, the Put Price shall be paid to Holder by the Company in cash (by certified check or wire transfer of immediately available funds) in a single installment against delivery of this original Warrant.  If less than all of the Shares evidenced by this Warrant are being purchased at such closing pursuant to Holder’s exercise of the Put Option, the Company shall also deliver to Holder thereat a new warrant of like tenor evidencing the Shares as to which the Put Option was not so exercised.  In the event that the Company fails to pay to Holder the full Put Price at the closing of Holder’s exercise of the Put Option at the time and in the manner required under this Article 1.7, then in addition to any and all other remedies at law and in equity which Holder has or may have in respect thereof, the unpaid portion of the Put Price shall bear interest, payable to Holder on demand, at the Default Rate (as defined in the Loan Agreement), compounded daily, until paid in full.

1.7.3    Notwithstanding any provision herein to the contrary, the Put Option shall terminate and be of no further force or effect from and following the consummation of the IPO to the extent not previously exercised by Holder prior to the consummation of the IPO.

ARTICLE 2. ADJUSTMENTS TO THE SHARES.

2.1       Stock Dividends, Splits, Etc.  If the Company declares or pays a dividend on the outstanding shares of the Class payable in common stock or other securities, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend occurred.  If the Company subdivides the outstanding shares of the Class by reclassification or otherwise into a greater number of shares, the number of Shares purchasable hereunder shall be proportionately increased and the Warrant Price shall be proportionately decreased.  If the outstanding shares of the Class are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased and the number of Shares shall be proportionately decreased.

2.2       Reclassification, Exchange or Substitution.

(a)        Upon any reclassification, exchange, substitution, or other event affecting the outstanding shares of the Class, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised in full immediately before such reclassification, exchange, substitution, or other event, at an aggregate Warrant Price not exceeding the aggregate Warrant Price in effect as of immediately prior thereto.  Such an event shall include, without limitation, any automatic or voluntary conversion of all outstanding shares of the Class to common stock pursuant to the terms of the Company’s Certificate of Incorporation.  The Company or its successor shall promptly issue to Holder a certificate pursuant to Article 2.8 hereof setting forth the number, class and series or other designation of such new securities or other property issuable upon exercise or conversion of this Warrant as a result of such reclassification, exchange, substitution or other event.  The provisions of this Article 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

(b)        Notwithstanding the foregoing, if all of the outstanding shares of Series B Preferred Stock of the Company are converted into Common Stock of the Company in accordance with the terms of the Certificate of Incorporation of the Company, as amended from time to time, then, effective upon such conversion, (i) this Warrant shall be exercisable for such number of shares of Common Stock as is equal to the number of shares of Common Stock that each share of Series B Preferred Stock was converted into, multiplied by the number of shares of Series B Preferred Stock subject to this Warrant immediately prior to such conversion, (ii) the Warrant Price shall be the Warrant Price in effect immediately prior to such conversion divided by the number of shares of Common Stock into which each share of Series B Preferred Stock was converted, and (iii) all references in this Warrant to “Class,” “Preferred Stock” and “Series B Preferred Stock” shall thereafter be deemed to refer to “Common Stock” of the Company.

2.3       Adjustments for Diluting Issuances.  The number of shares of common stock issuable upon conversion of the Shares shall be subject to adjustment, from time to time in the manner set forth in the Company’s Certificate of Incorporation as if the Shares were issued and outstanding on and as of the date of any such required adjustment.  The provisions set forth for the Class in the Company’s Certificate of Incorporation relating to the above in effect as of the Issue Date may not be amended, modified or waived, without the prior written consent of Holder unless such amendment, modification or waiver affects the rights associated with the Shares in the same manner as such amendment, modification or waiver affects the rights associated with all other shares of the Class.

2.4       Adjustment to Warrant Price on Cash Dividend.  At all times prior to the IPO, in the event that the Company at any time prior or from time to time prior to exercise or conversion in full of this Warrant pays any cash dividend on the outstanding shares of the Class or makes any cash distribution on or in respect of the outstanding shares of the Class, then on and as of the date of such dividend payment or the making of such distribution, the Warrant Price shall be reduced by an amount equal to the amount paid or distributed upon or in respect of each outstanding share of the Class.

2.5       No Impairment.  The Company shall not, by amendment of its Certificate of Incorporation or through a reorganization, transfer of assets, consolidation,

merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out of all the provisions of this Article 2 and in taking all such action as may be both commercially reasonable and necessary or appropriate to protect Holder’s rights under this Article against impairment.

2.6       Fractional Shares.  No fractional Shares shall be issuable upon exercise or conversion of the Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share.  If a fractional share interest arises upon any exercise or conversion of the Warrant, the Company shall eliminate such fractional share interest by paying Holder the amount computed by multiplying the fractional interest by the fair market value of a full Share.

2.7       Pay to Play Adjustments.        Notwithstanding the definition of Class herein, if Pay to Play Provisions are at any time during the term of this Warrant applied to the outstanding shares of the Class, then from and after such application, “Class” shall mean that class and series of the Company’s securities that a holder of outstanding shares of the Class as of immediately prior to such application would have received or retained had such holder participated in the manner necessary to receive or retain the class and series of the Company’s securities having the relative rights, powers, privileges and preferences more favorable to the holder.  As used herein, “Pay to Play Provisions” means provisions set forth in the Company’s Certificate of Incorporation or elsewhere that require holders of the outstanding shares of the Class to participate in a subsequent round of equity financing of the Company or lose all or a portion of the benefit of anti-dilution protection or any other right, power, privilege or preference applicable to such shares or have such shares automatically convert to common stock or another class or series of Company capital stock.

2.8       Certificate as to Adjustments.  Upon each adjustment of the Warrant Price, Class and/or number of Shares, the Company shall promptly notify Holder in writing, and, at the Company’s expense, promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price, Class and number of Shares in effect upon the date thereof and the series of adjustments leading to such Warrant Price, Class and number of Shares.

ARTICLE 3. REPRESENTATIONS AND COVENANTS OF THE COMPANY.

3.1       Representations and Warranties.  The Company represents and warrants to, and agrees with, the Holder as follows:

(a)        The initial Warrant Price first set forth above is not greater than the price per share at which shares of the Class were last issued in an arms-length transaction in which at least $500,000 of such shares were sold.

(b)        All Shares which may be issued upon the exercise of the purchase right represented by this Warrant, and all securities, if any, issuable upon conversion of the Shares, shall at all time be duly reserved for issuance out of the authorized and unissued capital stock of the Company and shall, upon issuance in accordance with the provisions hereof, be duly authorized, validly issued, fully paid and non-assessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

(c)        The Company’s capitalization table attached hereto as Schedule 1 is true and complete as of the Issue Date.

3.2       Notice of Certain Events.  If the Company proposes at any time (a) to declare any dividend or distribution upon the outstanding shares of the Class, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to offer for subscription or sale pro rata to the holders of the outstanding shares of the Class any additional shares of any class or series of the Company’s stock; (c) to effect any reclassification, reorganization or recapitalization of the shares of the Class; (d) to effect an Acquisition or to liquidate, dissolve or wind up; or (e) offer holders of registration rights the opportunity to participate in an underwritten public offering of the Company’s securities for cash, then, in connection with each such event, the Company shall give Holder: (1) at least 10 days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of shares of the Class will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (c) and (d) above; (2) in the case of the matters referred to in (c) and (d) above at least 10 days prior written notice of the date when the same will take place (and specifying the date on which the holders of shares of the Class will be entitled to exchange their shares for the securities or other property deliverable upon the occurrence of such event); and (3) in the case of the matter referred to in (e) above, the same notice as is given to the holders of such registration rights.

3.3         Registration Under Securities Act of 1933, as amended.  The Company agrees that the Shares or, if the Shares are convertible into common stock of the Company, such common stock, shall have certain registration rights pursuant to and as set forth in Sections 2.2 through 2.14 inclusive, and 3 (the “Applicable Sections”) of the Company’s Amended and Restated Investor Rights Agreement, dated July 8, 2008, as amended from time to time (the “Investor Rights Agreement”); provided, that (1) Holder shall not be permitted to be an Initiating Holder (as defined in the Investor Rights Agreement) for purposes of making a Demand Request (as defined in the Investor Rights Agreement) under Section 2.2(a) of the Investor Rights Agreement, and (2) Holder will be subject to all of the obligations set forth in the Applicable Sections as if Holder were an original “Holder” (as defined in the Investor Rights Agreement) thereunder.  The Applicable Sections in effect as of the Issue Date may not be amended, modified or waived without the prior written consent of Holder unless such amendment, modification or waiver affects the rights associated with the Shares in the same manner as such amendment, modification, or waiver affects the rights associated with all other shares of the Class whose holders are parties thereto.

3.4         No Shareholder Rights.  Except as provided in this Warrant, Holder will not have any rights as a shareholder of the Company until the exercise of this Warrant.

3.5         Certain Information.  The Company agrees to provide Holder at any time and from time to time with such information as Holder may reasonably request for purposes of Holder’s compliance with regulatory, accounting and reporting requirements applicable to Holder.

ARTICLE 4. REPRESENTATIONS, WARRANTIES OF THE HOLDER.  The Holder represents and warrants to the Company as follows:

4.1         Purchase for Own Account.  This Warrant and the securities to be acquired upon exercise of this Warrant by Holder will be acquired for investment for Holder’s account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of the Act.  Holder also represents that it has not been formed for the specific purpose of acquiring this Warrant or the Shares.

4.2         Disclosure of Information.  Holder has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities.  Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and its underlying securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Holder or to which Holder has access.

4.3         Investment Experience.  Holder understands that the purchase of this Warrant and its underlying securities involves substantial risk.  Holder has experience as an investor in securities of companies in the development stage and acknowledges that Holder can bear the economic risk of such Holder’s investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and/or has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables Holder to be aware of the character, business acumen and financial circumstances of such persons.

4.4         Accredited Investor Status.  Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Act.

4.5       The Act.  Holder understands that this Warrant and the Shares issuable upon exercise or conversion hereof have not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Holder’s investment intent as expressed herein.  Holder understands that this Warrant and the Shares issued upon any exercise or conversion hereof must be held indefinitely unless subsequently registered under the Act and qualified under applicable state securities laws, or unless exemption from such registration and qualification are otherwise available.

4.6       Market “Stand-Off” Agreement.          Holder agrees to comply with and be bound by the provisions of Section 2.13 of the Investor Rights Agreement to the same extent as all other holders of shares of the Class are bound thereby.

ARTICLE 5. MISCELLANEOUS.

5.1       Term:  This Warrant is exercisable in whole or in part at any time and from time to time on or before the Expiration Date.

5.2       Legends.         This Warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form:

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE ACT, OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AND PURSUANT TO THE PROVISIONS OF ARTICLE 5 OF THAT CERTAIN WARRANT TO PURCHASE STOCK ISSUED BY THE COMPANY TO MIDCAP FUNDING III, LLC DATED AS OF                               , MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAW OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS EXEMPT FROM REGISTRATION.

5.3       Compliance with Securities Laws on Transfer.  This Warrant and the Shares issuable upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company).  The Company shall not require Holder to provide an opinion of counsel if the transfer is to any affiliate of Holder, provided that any such affiliate transferee is an “accredited investor” as defined in Regulation D promulgated under the Act.

5.4 Transfer Procedure.  Subject to the provisions of Article 5.3 and upon providing the Company with written notice, Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant (or the securities issuable directly or indirectly, upon conversion of the Shares, if any) to any transferee, provided, however, in connection with any such transfer, Holder will give the Company notice of the portion of the Warrant being transferred with the name, address and taxpayer identification number of the transferee and Holder will surrender this Warrant to the Company for reissuance to the transferee(s) (and Holder if applicable).  The Company may refuse to transfer this Warrant or the Shares to any person who (i) directly competes with the Company, unless, in either case, the stock of the Company is publicly traded or (ii) fails to agree in writing to agree to be bound by the terms of this Warrant as if an original holder hereof.

5.5       Notices.  All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid (or on the first business day after transmission by facsimile), at such address as may have been furnished to the Company or Holder, as the case may be, in writing by the Company or such holder from time to time.  All notices to Holder shall be addressed as follows until the Company receives notice of a change of address in connection with a transfer or otherwise:

MidCap Funding III, LLC

7735 Old Georgetown Road, Suite 400

Bethesda, Maryland 20814

Attention: Portfolio Management- Life Sciences

Telephone:

Facsimile:

Notice to the Company shall be addressed as follows until Holder receives notice of a change in address:

NuPathe, Inc.

Attn: Keith A. Goldan

227 Washington Street, Suite 200

Conshohocken, Pennsylvania 19428

Telephone:  484.567.0130

Facsimile:  484.567.0136

5.6       Waiver.  This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

5.7       Attorney’s Fees.  In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

5.8       Automatic Conversion upon Expiration.  In the event that, upon the Expiration Date, the fair market value of one Share (or other security issuable upon the exercise hereof) as determined in accordance with Article 1.3 above is greater than the Warrant Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be converted pursuant to Article 1.2 above as to all Shares (or such other securities) for which it shall not previously have been exercised or converted, and the Company shall promptly deliver a certificate representing the Shares (or such other securities) issued upon such conversion to Holder.

5.9       Counterparts.  This Warrant may be executed in counterparts, all of which together shall constitute one and the same agreement.

5.10     Governing Law.  This Warrant shall be governed by and construed in accordance with: (i) to the extent applicable, the General Corporation Law of the State of Delaware, and (ii) otherwise, the internal domestic laws of the State of Maryland, without giving effect to its principles regarding conflicts of law.

[Remainder of page left blank intentionally; signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Warrant to Purchase Stock to be duly executed as of the date first set forth above.

“COMPANY”

NUPATHE, INC.

By:	/s/ Keith A. Goldan

Name:	Keith A. Goldan
(Print)
Title:	CFO

“HOLDER”

MIDCAP FUNDING III, LLC

By:	/s/ Josh Groman

Name:	/s/ Josh Groman
(Print)
Title:	Managing Director

APPENDIX 1

NOTICE OF EXERCISE

1.         Holder elects to purchase                        shares of the Common/Series               Preferred [strike one] Stock of                                      pursuant to the terms of the attached Warrant, and tenders payment of the purchase price of the shares in full.

[or]

1.         Holder elects to convert the attached Warrant into Shares/cash [strike one] in the manner specified in the Warrant.  This conversion is exercised for                                            of the Shares covered by the Warrant.

[Strike paragraph that does not apply.]

2.         Please issue a certificate or certificates representing the Shares in the name specified below:

Holders Name

(Address)

3.   By its execution below and for the benefit of the Company, Holder hereby restates each of the representations and warranties in Article 4 of the Warrant as of the date hereof.

HOLDER:

By:

Name:

Title:

(Date):

SCHEDULE 1

Company Capitalization Table

See attached

AMENDMENT NO. 1 TO WARRANT TO PURCHASE STOCK

THIS AMENDMENT NO. 1 TO WARRANT TO PURCHASE STOCK is made effective as of June 13, 2011 by and between MidCap Funding III, LLC (“Holder”) and NuPathe Inc., a Delaware corporation (the “Company”).

WHEREAS, Holder is the holder of that certain Warrant to Purchase Stock dated as of May 13, 2010 issued by the Company to Holder (the “Warrant”); and

WHEREAS, in connection with certain credit transactions of even date herewith among the Company, Holder and Silicon Valley Bank, the parties hereto desire to amend the Warrant in the manner set forth below;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.         Warrant Amendment.   The Warrant is hereby amended as follows:

(a)        Paragraph A thereof is hereby deleted in its entirety;

(b)        The number of Shares for which the Warrant is exercisable as of the date hereof is 23,172, such number to be subject to adjustment from time to time hereafter in accordance with the terms of the Warrant (as amended by this Amendment No. 1);

(c)        The Class (as defined in the Warrant) as of the date hereof is the Company’s common stock, $0.001 par value per share, such Class to be subject to adjustment from time to time hereafter in accordance with the terms of the Warrant (as amended by this Amendment No. 1); and

(d)        The Warrant Price (as defined in the Warrant) as of the date hereof is $7.45, such Warrant Price to be subject to adjustment from time to time hereafter in accordance with the terms of the Warrant (as amended by this Amendment No. 1).

2.         No Other Amendments.            Except as amended hereby, the Warrant shall remain in full force and effect as originally written.

3.         Governing Law.  This Amendment No. 1 shall be governed by and construed in accordance with (i) to the extent applicable, the General Corporation Law of the State of Delaware, and (ii) otherwise, the internal domestic laws of the State of Maryland, without giving effect to its principles regarding conflicts of law.

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to Warrant to Purchase Stock as of the date first above written.

NUPATHE INC.

By:	/s/ Keith A. Goldan
Name: Keith A. Goldan
Title: Vice President & CFO

MIDCAP FUNDING III, LLC

By:	/s/ Luis Viera
Name: Luis Viera
Title: Managing Director

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